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                                                               EXHIBIT 99.2


                  [CONCENTRA MANAGED CARE, INC. LETTERHEAD]

                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------
Contact:  Joseph F. Pesce
--------  Chief Financial Officer
          (617) 367-2163, EXT. 5101


          CONCENTRA MANAGED CARE, INC. ELECTS THOMAS TO BOARD OF DIRECTORS

     BOSTON, MASSACHUSETTS, (February 11, 1998) - Daniel J. Thomas, president and chief operating officer of Concentra Managed Care, Inc., (Nasdaq/NM: CCMC), has been elected to the company's board of directors at the board's meeting yesterday in Dallas.

     Thomas's term will continue until the annual meeting of stockholders on May 13, 1998. At that time, he will be slated for election to a three-year term as a director.

     "Dan brings energy and commitment to his responsibilities at Concentra, first as president of our Health Services division and most recently to his new appointment as president and chief operating officer of the company," said Donald J. Larson, chairman and chief executive officer. "His election to the board of directors ensures that Concentra will benefit even more from his strong leadership qualities and his strategic vision for our company."



     Concentra Managed Care is the nation's first fully integrated managed care company focused on auto and workers' compensation cost containment. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. The Company has 123 field case management offices, with approximately 1,350 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 83 service locations that provide specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the Company operates the nation's largest network of occupational healthcare centers, currently managing the practices of 252 physicians located in 140 centers in 37 markets in 20 states.